Exhibit 5.1

November 26, 2025

KULR Technology Group, Inc.

555 Forge River Road, Suite 100

Webster, Texas 77598

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to KULR Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Registration Statement relates to the registration by the Company of 8,309,304 shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), consisting of 7,500,000 shares (the “Plan Shares”) that are reserved for issuance pursuant to future awards granted under the KULR Technology Group, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) and 809,304 shares of Common Stock (the “Reoffer Shares”) issuable upon the settlement of restricted stock awards and restricted stock units previously granted to certain directors and employees under the 2018 KULR Technology Group Equity Incentive Plan.

In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company’s Certificate of Incorporation, as amended through the date hereof, (3) the Company’s Bylaws in effect as of the date hereof, (4) the 2025 Plan, and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Based upon and subject to the foregoing, we are of the opinion that, upon the issuance of the Plan Shares in accordance with the terms of the 2025 Plan, the Plan Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.
Greenberg Traurig, P.A.